Exhibit 99.1

                                            For further information contact:
                                            Novartis Pharma AG
                                            Dr. Felix Raeber
                                            Director, Media Relations
                                            41 61 324 2349

                                            Emisphere Technologies, Inc.
                                            Charles H. Abdalian, Jr.
                                            Chief Financial Officer
                                            (914) 785-4763
                                            or
                                            Morgen-Walke Associates, Inc
                                            Investor Relations: Jill Meleski
                                            Press Contact: Gregory Tiberend
                                            (212) 850-5600
NOT FOR IMMEDIATE RELEASE
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      NOVARTIS PHARMA AG EXTENDS COLLABORATION WITH EMISPHERE TECHNOLOGIES
                          TO IDENTIFY A SECOND COMPOUND
      --------------------------------------------------------------------

Basel, Switzerland and Tarrytown, NY, March 2, 2000 --- Novartis Pharma AG (Zurich: NOV) and Emisphere Technologies, Inc. (NASDAQ: EMIS) today announced that Novartis will extend its collaboration with Emisphere for the oral delivery of a second Novartis compound. The two companies will collaborate to select a second drug compound from several potential drug candidates. Emisphere will receive a cash payment as a result of the extension.

"Our data suggests that Emisphere's oral macromolecule delivery system has the potential to be a platform for us to create a number of oral protein products. This expansion of the collaboration will allow Novartis to evaluate additional drug candidates for development with Emisphere's technology," said Joerg Rheinhardt, Ph.D., Head of Development at Novartis Pharma.

Under the terms of this agreement, the two companies will work together to identify a second compound. After Novartis has selected a second compound Novartis will have nine months to exercise a previously negotiated option to acquire an exclusive worldwide license to develop and commercialize the second compound. The license agreement provides for development and regulatory milestone payments to Emisphere, plus potential royalties on product sales and equity investments at Emisphere's option.

In December 1997, Novartis and Emisphere entered into a research collaboration to explore the use of Emisphere's oral delivery technology with calcitonin. In January 2000, the two companies announced positive human results with the oral delivery of calcitonin using the Emisphere technology. In February 2000, Novartis agreed to execute a license agreement with Emisphere to develop an oral form of calcitonin.

Michael M. Goldberg, M.D., Chairman and Chief Executive Officer of Emisphere Technologies commented, "We are pleased that Novartis has interest in evaluating our technology for other macromolecular compounds in addition to calcitonin. Novartis' commitment to exploring Emisphere's technology for new compounds should expand our pipeline of development programs. This extension of our agreement further confirms that our drug delivery approach has the potential to create significant added value to a broad spectrum of pharmaceutical products."

Novartis is a world leader in healthcare with core businesses in pharmaceuticals, consumer health, generics, eye-care and animal health. In 1998, the Group (including Agribusiness) achieved sales of CHF 31.7 billion, and invested more than CHF 3.7 billion in R&D. Headquartered in Basel, Switzerland, Novartis employs about 82,000 people and operates in over 140 countries around the world. The Group recently announced plans to spin off its Crop Protection and Seeds sectors and to merge them with the agrochemicals business of AstraZeneca in the second half of 2000.

Emisphere Technologies, Inc. is a biopharmaceutical company specializing in the oral delivery of therapeutic macromolecules and other compounds that are not currently deliverable by oral means. The Company has two drugs, including calcitonin, in human clinical trials using its unique carrier technology and, in addition to Novartis, has strategic alliances and ongoing feasibility studies with several pharmaceutical and biotechnology companies, including Eli Lilly & Co. Further information about Emisphere can be found at www.emisphere.com.

The statements in this release and oral statements made by representatives of the Company relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of clinical trials and any market that might develop for any of the Company's product candidates) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that any product in the research pipeline can receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using the Company's drug delivery technology, Emisphere's ability to fund such efforts with or without partners, and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings.